Filed Pursuant to Rule 424(b)(3)

Registration No. 333-269609

Prospectus Supplement No. 1 to Prospectus dated June 23, 2023

MULTIMETAVERSE HOLDINGS LIMITED

26,158,081 Class A Ordinary Shares

 3,021,244 Class A Ordinary Shares Issuable Upon the Exercise of Warrants
146,250 Warrants to Purchase Class A Ordinary Shares

This Prospectus Supplement No. 1 (this “Supplement”) relates to the prospectus of MultiMetaVerse Holdings Limited (the “Company”), dated June 23, 2023 (the “Prospectus”), relating to (a) the issuance of up to 3,021,244 Class A ordinary shares of the Company (“MMV Class A ordinary share”) and (b) the resale from time to time by the selling securityholders named in the Prospectus of up to (i) 29,179,325 MMV Class A ordinary shares and (ii) 146,250 private placement warrants. This Supplement should be read in conjunction with the Prospectus and is qualified by reference to the Prospectus, except to the extent that the information in this Supplement supersedes the information contained in the Prospectus, and may not be delivered without the Prospectus.

This Supplement is being filed to include the information set forth in the Forms 6-K of the Company filed with the Securities and Exchange Commission on August 1, 2023.

Our Class A ordinary shares are listed on the Nasdaq Global Market under the symbol “MMV”, and our warrants are listed on the Nasdaq Capital Market under the symbol “MMVWW”. On July 31, 2023, the last reported sales price of our Class A ordinary shares was $1.21 per share and the last reported sales price of our warrants was $0.0770 per warrant.

Investing in our ordinary shares involves a high degree of risk. See “Risk Factors” beginning on page 15 of the Prospectus to read about factors you should consider before you make an investment decision.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this Supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this Prospectus Supplement No. 1 is August 1, 2023

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 6-K

REPORT OF FOREIGN PRIVATE ISSUER

PURSUANT TO RULE 13a-16 OR 15d-16

UNDER THE SECURITIES EXCHANGE ACT OF 1934

For the month of July, 2023

Commission File Number: 001-41587

MultiMetaVerse Holdings Limited

6/F, Tower B, 785 Hutai Road, Jing’An District

Shanghai, China, 200065

(Address of principal executive office)

Indicate by check mark whether the registrant files or will file annual reports under cover of Form 20-F or Form 40-F.

Form 20-F  ☒    Form 40-F  ☐

INFORMATION CONTAINED IN THIS FORM 6-K REPORT

On July 26, 2023, MultiMetaVerse Holdings Limited (the “Company”) received a written notification (the “Notification Letter”) from The Nasdaq Stock Market LLC (“Nasdaq”), notifying the Company that it is not in compliance with the minimum market value of publicly held shares requirement (“MVPHS”) set forth in Nasdaq Listing Rules for continued listing on the Nasdaq Global Market. Nasdaq Listing Rule 5550(b)(2) requires companies to maintain a minimum MVPHS of US$15 million, and Nasdaq Listing Rule 5810(c)(3)(D) provides that the failure to meet the minimum MVPHS requirement exists if the deficiency continues for a period of 30 consecutive business days. Based on the MVPHS of the Company from June 12 to July 25, 2023, the Company did not meet the minimum MVPHS requirement.

The Notification Letter does not impact the Company’s listing on The Nasdaq Global Market at this time. In accordance with Nasdaq Listing Rule 5810(c)(3)(D), the Company is provided 180 calendar days, or until January 22, 2024, to regain compliance with Nasdaq Listing Rule 5550(b)(2).

Forward-Looking Statements

Matters discussed in this report may constitute forward-looking statements. Forward-looking statements include statements concerning plans, objectives, goals, strategies, future events or performance, and underlying assumptions and other statements, which are other than statements of historical facts. The words “believe,” “anticipate,” “intends,” “estimate,” “potential,” “may,” “should,” “expect,” “pending” and similar expressions identify forward-looking statements. The forward-looking statements in this report are based upon various assumptions. Although the Company believes that these assumptions were reasonable when made, because these assumptions are inherently subject to significant uncertainties and contingencies which are difficult or impossible to predict and are beyond its control, the Company cannot assure you that it will achieve or accomplish these expectations.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Date: August 1, 2023

MultiMetaVerse Holdings Limited

By:	/s/ Yiran Xu
Name:	Yiran Xu
Title:	Chief Executive Officer

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